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                                                                     Exhibit 1.1


         KongZhong Corporation Enters Settlement in Class-Action Lawsuit

Beijing, China, September 14, 2005 - KongZhong Corporation (NASDAQ: KONG), a leading provider of advanced second-generation (2.5G) wireless value-added services in China, has reached an agreement in principle to settle a securities class action pending against it, certain of its officers and other co-defendants in the United Stated District Court for the Southern District of New York and arising out of the Company's 2004 initial public offering. The tentative settlement, which is subject to completion of final documentation and preliminary and final court approval, is reflected in a Memorandum of Understanding, dated as of September 13, 2005, between the lead plaintiff, the Company and the other defendants. Under the proposed settlement, the Company will pay $3.5 million into a settlement fund for persons who purchased or sold the Company's ADSs between July 9, 2004 and August 17, 2004. At this time, there can be no assurance that the parties will be able to agree on final documentation or that the settlement will receive preliminary or final court approval. The Company believes it has been in compliance with securities laws and made appropriate and necessary disclosures in its prospectus dated July 9, 2004 at the time of the initial public offering. The Company has agreed to this settlement solely to avoid the expense, distraction and uncertainty associated with continued litigation without admitting any fault, liability or wrongdoing.


About KongZhong:
KongZhong Corporation is a leading provider of advanced second-generation (2.5G) wireless interactive entertainment, media, and community services to consumers in China. The Company delivers a broad range of services, through multiple technology platforms, which users can access directly from their mobile phones by choosing an icon embedded in select models of handsets or from a mobile operator's portal or web site.

This press release contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements regarding the settlement of pending litigation. These statements involve risks and uncertainties and our actual results may differ materially from those expressed or implied in the statements in this press release. Potential risks and uncertainties include, but are not limited to, any uncertainties associated with the signing of the memorandum of understanding preliminary to a settlement agreement, the negotiation of a definitive settlement agreement and its approval by the court. For additional discussion of these risks and uncertainties and other factors that may impact the reliability of the forward-looking statements in this press release, please see the documents we file from time to time with the Securities and Exchange Commission. We assume no obligation to update any forward-looking statements, which apply only as of the date of this press release.


Investor Contact:
JP Gan
Chief Financial Officer
Tel.: +86 10 8857 6000
E-mail : ir@kongzhong.com
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Tip Fleming
ChristensenIR
Tel: +1 917 412 3333
E-mail: tfleming@ChristensenIR.com


Media Contact:
Xiaohu Wang
Manager
Tel: +86 10 8857 6000
E-mail:   xiaohu@kongzhong.com

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